Exhibit 99.1

MRI INTERVENTIONS REPORTS 2014 FINANCIAL RESULTS

IRVINE, Calif., March 5, 2015 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the fourth quarter and year ended December 31, 2014.

Management Comments

“MRI Interventions is continuing its growth. We are pleased to report that our revenues for the fourth quarter of 2014 were $960,000, which included $704,000 of ClearPoint disposable product sales,” said Frank Grillo, Chief Executive Officer of MRI Interventions. “These revenues from disposable product sales reflect a 25% increase over the fourth quarter of 2013. Our product and other service revenues for the full year 2014 were $3.5 million, compared to $3.0 million in 2013, including $2.6 million in disposable product sales in 2014 versus $1.8 million in 2013, an increase of 46%.”

“Our installed base has continued to grow, with a total of 38 sites at the end of 2014, including many of the top academic medical centers in neurosurgery. This growing footprint provides us with a solid base moving into 2015. In December, we were pleased to close a financing which raised gross proceeds of $10.2 million. This financing strengthened our balance sheet and provides us with the capital to fuel the continued growth of our ClearPoint business.”

Grillo continued, “I have been at MRI Interventions for five months now, including two months as the company’s CEO. The fundamentals of our company are very strong. We are targeting a market that is large and growing, driven by the aging population and the growth in patients suffering from neurological diseases who may benefit from the therapies our ClearPoint system can deliver. Our ClearPoint system is a proven product, our technology works well, and we benefit from a strong and growing base of neurosurgeons using the system. We see continued uptake in multiple procedures, delivering therapies for patients suffering from Parkinson’s disease, epilepsy and brain tumors. We are working to accomplish in neurosurgery the same paradigm shift that has revolutionized other fields of medicine, namely a trend toward real-time image-guided, minimally invasive procedures.”

“Our future at MRI Interventions is bright, but we have work to do in order to overcome the challenges and obstacles that accompany the broad commercialization of a disruptive medical device technology. As CEO, my job is to address those challenges and to help us clear the obstacles, a task for which our team has significant prior experience. I am very pleased with the progress we have made over the last five months.”

“Toward the end of 2014, we developed and began to implement an expanded peer-to-peer marketing program, which can be highly effective in accelerating adoption of a novel medical technology. In Q1 alone, we will complete six peer-to-peer events showcasing our ClearPoint system and MRI-guided surgery. We have broadened our ClearPoint sales approach to emphasize the range of applications enabled with ClearPoint, a strategy we call the ‘three-legged stool,’ consisting of electrode placement, laser ablation and biopsy. In connection with this approach, we have significantly enhanced our sales training program, under the guidance of our new VP of Marketing, Wendelin Maners, which we rolled out at our national sales meeting this past January. We have a talented sales and clinical support team in place, and we expect our enhanced training to increase their effectiveness. These efforts are building a strong foundation that I believe will serve us well in the future.”

“Finally, we are consolidating key functions into our Irvine, California facility, which we believe is important for a company at our phase of growth, as we tighten our focus on commercialization. With the consolidation to Irvine and the closure of the Memphis office, we will enable more face-to-face interaction amongst the leadership of the company, which should further accelerate the pace of our progress. Additionally, this step will reduce our ongoing general and administrative expenses. We expect the transition process to be complete by the middle of the second quarter of this year.”

Grillo concluded, “When I arrived at MRI Interventions last fall, I saw that the company had great technology, a large market opportunity, and a good start toward building out its commercialization capabilities. The changes we are implementing now are further transforming the company into a powerful commercialization entity poised to drive advances in the field of neurosurgery. This transformation takes time, and I believe our progress over the last 5 months points to the success I am confident we will achieve.”

Financial Review

Quarter Ended December 31, 2014

Disposable product revenues were $704,000 for the quarter ended December 31, 2014, compared with $561,000 for the same period in 2013, representing growth of 25%. ClearPoint capital product sales were $219,000 in the quarter ended December 31, 2014, compared to $546,000 in the same period in 2013. Due to the nature of capital product sales, ClearPoint capital product revenues can vary significantly from quarter to quarter. Other service revenues related mostly to ClearPoint system service agreements and installation services were $37,000 for the quarter ended December 31, 2014, compared to $54,000 for same period in the prior year. Product and other service revenues totaled $960,000 for the quarter ended December 31, 2014, compared to $1.2 million for the quarter ended December 31, 2013.

Development service revenues related to contract product development were $16,000 in the quarter ended December 31, 2013, and no such revenues were recorded in the quarter ended December 31, 2014.

Research and development costs were $708,000 for the quarter ended December 31, 2014, compared to $684,000 for the same period in 2013.

Selling, general and administrative expenses were $2.2 million for the quarter ended December 31, 2014, compared to $2.0 million for the same period in 2013.

Net other income was $1.1 million for the quarter ended December 31, 2014, compared to net other income of $485,000 for the same period in 2013.

Net interest expense for the quarter ended December 31, 2014 was $293,000, compared with $133,000 for the same period in 2013.

For the quarter ended December 31, 2014, the Company recorded a net loss of $1.9 million, which resulted in a net loss per share of $0.03, compared to a net loss of $1.7 million for the same period in 2013, which also resulted in a net loss per share of $0.03.

Year Ended December 31, 2014

Disposable product revenues were $2.6 million for the year ended December 31, 2014, compared with $1.8 million for the prior year, representing growth of 46%. Capital product sales were $767,000 for the year ended December 31, 2014, compared to $1.1 million in the prior year. Other service revenues related mostly to ClearPoint service agreements and installation services were $122,000 for the year ended December 31, 2014, compared to $82,000 for the prior year. Total product revenues and other service revenues totaled $3.5 million for the year ended December 31, 2014, compared to $3.0 million for the year ended December 31, 2013, an increase of 17%.

Development service revenues related to contract product development were $104,000 in the year ended December 31, 2014, compared to $284,000 for the prior year.

The Company recorded license revenues of $650,000 during the year ended December 31, 2013, while no such revenues were recorded during the year ended December 31, 2014. The decrease was attributable to the expiration of the revenue recognition period for license fees the Company received in 2008 from Boston Scientific that were deferred and recognized over time. All revenues related to the license fees the Company received in 2008 were recognized as of March 31, 2013.

Research and development costs were $3.3 million for the year ended December 31, 2014, compared to $2.9 million for the prior year.

Selling, general and administrative expenses were $8.0 million for the year ended December 31, 2014, compared to $7.1 million for the prior year.

During the year ended December 31, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of notes payable previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. A gain was recorded equal to the purchase price, as the assets sold had not been previously recorded on the Company’s balance sheet.

Net other income was $1.8 million for year ended December 31, 2014, compared to $864,000 for the prior year.

Net interest expense for the year ended December 31, 2014 was $1.0 million, compared with $475,000 for the prior year.

For the year ended December 31, 2014, the Company recorded a net loss of $4.5 million, which resulted in a net loss per share of $0.08, compared to a net loss of $7.1 million for the prior year 2013, which resulted in a net loss per share of $0.12.

The Company had a cash balance of $9.2 million at December 31, 2014.

Financial Tables

Summarized financial information for the quarters and years ended December 31, 2014 and 2013 is presented below. Further information concerning the Company’s financial condition and results of operations for the years ended December 31, 2014 and 2013 will be included in its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Revenues:
Disposable product revenues	$703,887	$561,383	$2,612,105	$1,783,535
Capital product revenues	218,707	545,738	766,660	1,131,239
Total product revenues	922,594	1,107,121	3,378,765	2,914,774
Other service revenues	37,248	53,659	121,871	82,037
Development service revenues	-	15,650	103,846	283,764
Related party license revenues	-	-	-	650,000
Total revenues	959,842	1,176,430	3,604,482	3,930,575
Cost of product revenues	683,666	533,543	1,927,138	1,421,148
Research and development costs	707,702	684,338	3,297,112	2,922,912
Selling, general, and administrative expenses	2,247,214	2,026,772	8,039,455	7,061,286
Gain on sale of intellectual property	-	-	(4,338,601)	-
Operating loss	(2,678,740)	(2,068,223)	(5,320,622)	(7,474,771)
Other income (expense):
Other income, net	1,057,287	485,309	1,803,080	863,792
Interest expense, net	(293,359)	(132,868)	(1,007,190)	(475,295)
Net loss	$(1,914,812)	$(1,715,782)	$(4,524,732)	$(7,086,274)
Net loss per share:
Basic	$(0.03)	$(0.03)	$(0.08)	$(0.12)
Diluted	$(0.03)	$(0.03)	$(0.08)	$(0.12)
Weighted average shares outstanding:
Basic	60,189,945	58,496,088	59,240,848	57,261,713
Diluted	60,189,945	58,496,088	59,240,848	57,261,713

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$9,244,006	$3,516,244
Accounts receivable	468,949	770,352
Inventory, net	1,965,039	1,477,161
Other current assets	29,220	174,870
Total current assets	11,707,214	5,938,627
Property and equipment, net	482,970	903,160
Other assets	1,195,498	1,031,283
Total assets	$13,385,682	$7,873,070

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,618,446	$1,897,303
Derivative liabilities	2,198,162	3,747,858
Deferred revenue	102,710	106,859
Notes payable	-	4,338,601
Total current liabilities	4,919,318	10,090,621

Other accrued liabilities	876,025	531,830
Notes payable, net of unamortized discounts	7,690,669	4,084,588
Total liabilities	13,486,012	14,707,039
Stockholders' deficit	(100,330)	(6,833,969)
Total liabilities and stockholders' deficit	$13,385,682	$7,873,070

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada, or 201-493-6737 from other international locations. A playback of the call will be available through March 12, 2015, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The company's ClearPoint® system, which has received 510(k) clearance and is CE marked, utilizes a hospital's existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, our ClearTrace system; and our dependence on collaboration partners. More detailed information on these and additional factors that could affect MRI Interventions’ actual results and the timing of events are described in our filings with the Securities and Exchange Commission, including, without limitation, the quarterly report on Form 10-Q filed on November 14, 2014, and the annual report on Form 10-K for the year ended December 31, 2014 that we will be filing. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300